Exhibit (h)(9)

DWS Funds
345 Park Avenue
New York, New York, 10154

December 31, 2012

Deutsche Investment Management Americas Inc. 60 Wall Street New York, New York 10005

Re:           Confirmation as Commodity Pool Operator

Dear Sirs:

The purpose of this letter is to establish and clarify the understanding of each DWS Fund listed on Exhibit A hereto (as may be amended from time to time) (each, a “Fund” and collectively, the “Funds”) and the respective Board of Trustees/Directors overseeing each Fund that effective January 1, 2013, to the extent that a Fund cannot claim exclusion from the definition of “commodity pool operator” pursuant to Commodity Futures Trading Commission (“CFTC”) Rule 4.5, Deutsche Investment Management Americas Inc. (“DIMA”), the investment advisor to each Fund, agrees to be the “commodity pool operator” with respect to the operation of the Fund as a “commodity pool” under and pursuant to the Commodity Exchange Act, as amended, and related regulations (collectively, the “CEA”).

In connection with and for purposes of the foregoing, DIMA confirms that (1) it accepts all rights, responsibilities and obligations as the “commodity pool operator” with respect to the operation of each Fund as a “commodity pool” under and pursuant to the CEA, and (2) as of January 1, 2013, DIMA will be duly registered with the CFTC and will at such time be qualified to serve as the “commodity pool operator” with respect to the Fund.

DIMA confirms that it is liable with respect to any violations of the CEA in connection with the operation of the Fund as a “commodity pool” under and pursuant to the CEA.  DIMA confirms that it will be the “commodity pool operator” with respect to the operation of each Fund as a “commodity pool” under and pursuant to the CEA for so long as DIMA serves as the Fund’s investment advisor.

Please countersign where indicated below to indicate your agreement and acceptance of the terms of this letter.

Regards,

DWS FUNDS

By: /s/John Millette
Name:   John Millette
Title:     Vice President and Secretary

AGREED AND ACCEPTED:

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By: /s/Caroline Pearson
Name:   Caroline Pearson
Title:     Managing Director

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By: /s/John Millette
Name:   John Millette
Title:     Director

EXHIBIT A

DWS SECURITIES TRUST
DWS Enhanced Commodity Strategy Fund
DWS Gold & Precious Metals Fund

DWS INCOME TRUST
DWS Global Inflation Fund